Exhibit 99.1

Biofrontera Inc. Begins Development of a Portable Photodynamic Therapy Lamp for Use with Ameluz®-PDT

WOBURN, Mass. (June 1, 2023) – Biofrontera Inc. (Nasdaq: BFRI) (“Biofrontera” or the “Company”), a biopharmaceutical company specializing in the commercialization of dermatologic products, announces it has engaged a contract manufacturer to develop a new, low-cost portable photodynamic therapy (PDT) lamp for use with Ameluz® (Ameluz®-PDT). Prior to this engagement, Biofrontera acquired one issued U.S. patent and all rights from one of two inventors on another issued U.S. patent related to a portable red-light lamp for use in PDT. The inventors of the patents are working with Biofrontera on the lamp development.

Biofrontera will make regulatory and commercial milestone payments to the patent holders, and will also pay royalties on future net sales of products utilizing the acquired patents.

“Our flagship product, Ameluz, and the Rhodo-LED® lamps are gaining significant sales traction among dermatologists for the treatment of actinic keratosis (AK). These two patents broaden our PDT intellectual property and allow for the development of a potential third option in our BF-RhodoLED series of lamps that opens additional commercial opportunity,” said Hermann Luebbert, Chairman and Chief Executive Officer of Biofrontera Inc.

“A low-cost, portable lamp, if approved by the FDA, is particularly well-suited for clinicians new to PDT or those with limited office space. The lamp will be designed with a small footprint to enable easy storage and portability to allow clinicians to bring the lamp to patients, for instance in care facilities. A portable lamp is also easier for sales reps to offer live demonstrations at physician offices,” added Mr. Luebbert.

Development of a prototype portable PDT lamp is expected to begin later this month.

About Actinic Keratosis

Actinic keratosis (AK) is the most common pre-cancerous skin lesion caused by chronic sun exposure that may, if left untreated, develop into life-threatening skin cancer called squamous cell carcinoma. AKs typically appear on sun-exposed areas such as the face, bald scalp, arms or the back of the hands. According to the Skin Cancer Foundation, in the U.S. AK affected approximately 58 million people in 2020 and an estimated 13 million AK treatments were performed.

About Biofrontera Inc.

Biofrontera Inc. is a U.S.-based biopharmaceutical company commercializing a portfolio of products for the treatment of dermatologic conditions with a focus on photodynamic therapy (PDT) and topical antibiotics. The Company’s licensed products are used for the treatment of actinic keratoses, which are pre-cancerous skin lesions, as well as impetigo, a bacterial skin infection. For more information, visit www.biofrontera-us.com and follow Biofrontera on LinkedIn and Twitter.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to Biofrontera Inc.’s (the “Company”) plans for development of a low-cost, portable lamp for PDT, the benefits of a low-cost, portable lamp for PDT, new commercial opportunities for the Company and the commercial success of the Company’s licensed products. We have based these forward-looking statements on our current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, including, but not limited to, the impact of any extraordinary external events; any changes in the Company’s relationship with its licensors; the ability of the Company’s licensors to fulfill their obligations to the Company in a timely manner; the Company’s ability to achieve and sustain profitability; whether the current global disruptions in supply chains will impact the Company’s ability to obtain and distribute its licensed products; changes in the practices of healthcare providers, including any changes to the coverage, reimbursement and pricing for procedures using the Company’s licensed products; the uncertainties inherent in the initiation and conduct of clinical trials; availability and timing of data from clinical trials; whether results of earlier clinical trials or trials of Ameluz® in combination with BF-RhodoLED® in different disease indications or product applications will be indicative of the results of ongoing or future trials; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; whether the market opportunity for Ameluz® in combination with BF-RhodoLED® is consistent with the Company’s expectations; the Company’s ability to comply with public company requirements; the Company’s ability to regain compliance with Nasdaq continued listing standards, the Company’s ability to retain and hire key personnel; the sufficiency of cash resources and need for additional financing and other factors that may be disclosed in the Company’s filings with the SEC, which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Contact:

LHA Investor Relations

Tirth T. Patel

212-201-6614

tpatel@lhai.com

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